EXHIBIT 99.1

For Immediate Release Contact: John Gonsior, VP Finance and CFO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Appoints New Board Member

MINNEAPOLIS – August 15, 2012 – Insignia Systems, Inc. (the “Company”) announced today that the Company’s board of directors (the “Board”) voted to increase the size of the Board from six to seven members. The Board appointed Mr. Edward A. Corcoran, 48, to serve as a director to fill the vacancy, effective August 14, 2012. From 2000 to 2010, Mr. Corcoran served as the Founder, President and COO of a regional waste management company located in Southeast Asia. Since 2011, Mr. Corcoran has served in an advisory capacity in the green technology space of the waste management industry.

Chairman and CEO Scott Drill stated, “We are excited to add Ed to our board of directors. His experience in the successful management of small- and medium-sized businesses will make him a valuable addition to our board. Further, he has a good knowledge of our business and is a significant shareholder.”

Insignia Systems, Inc. is a developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia provides at-shelf advertising products in over 13,000 chain retail supermarkets, over 1,800 mass merchants and over 7,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Armour-Eckrich and Ocean Spray, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

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